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                                                                     EXHIBIT 8.1





                                 September 18, 2003



Crum & Forster Holdings Corp.
305 Madison Avenue
Morristown, New Jersey  07962

                          Crum & Forster Holdings Corp.

Ladies and Gentlemen:

               We are acting as counsel to Crum & Forster Holdings Corp., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to $300,000,000 aggregate principal amount of its Registered 10 3/8% Senior Notes due 2013 (the "Registered Notes") in exchange for its outstanding 10 3/8% Senior Notes due 2013 issued on June 5, 2003. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

               Based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption "Certain U.S. federal income tax considerations" is an accurate summary of the material United States federal income tax consequences of the exchange offer and the ownership of the Registered Notes under currently applicable law.

               Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Shearman & Sterling LLP